Consent of Independent Accountants


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 25, 1999, relating to the financial statements and financial highlights of Oppenheimer Convertible Securities Fund (the sole portfolio constituting Bond Fund Series), which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accounts" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.


/s/ PricewaterhouseCoopers LLP

PrircewaterhouseCoopers LLP

Denver, Colorado
April 26, 1999